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Exhibit 10.26

December 21, 1999

TO:	Mr. Tom Lynch
RE:	Amendment to Severance Protection Agreement

        Enclosed is the proposed Amendment to your existing Severance Protection Agreement, which will amend your existing agreement. It includes your proposed title and a description of your duties, a modified definition of "good reason," as well as your proposed retention package.

        Although not provided in the Amendment itself, Motorola has agreed, subject to the condition described below, that if the Retention Cash Bonus provided in Section 1(b) becomes payable to you, you shall receive an additional income tax gross-up with respect to that payment in an amount equal to $161,362.74. Motorola shall not be obligated to pay such amount if its agreement to do so in any way gives rise to a need on the part of Motorola or General Instrument to supplement or recirculate the Joint Proxy Statement and Prospectus for the Merger, or make any supplemental mailing to stockholders in connection with the Stockholders Meeting. Further, Motorola does not guarantee that this amount will be sufficient to make you whole for all income taxes with respect to the Retention Cash Bonus.

        Please acknowledge your receipt of this memo, and agreement to the foregoing, by signing below and returning the memo along with your signature to the Amendment.

Acknowledged and Agreed
By:	/s/ THOMAS J. LYNCH
Date:	12/22/99

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  Exhibit 10.26